FS Investment Corporation III 8-K

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation III Announces Selected Preliminary Fiscal 2014 Financial Results and Details of Annual Stockholder Conference Call

PHILADELPHIA, PA, March 2, 2015 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle-market U.S. companies, announced selected preliminary estimates of its financial condition and results of operations for the year ended December 31, 2014 and the details of its annual stockholder conference call to discuss final financial results for the quarter and fiscal year ended December 31, 2014.

Selected Preliminary Fiscal 2014 Financial Results

Set forth below are selected preliminary estimates of FSIC III’s financial condition and results of operations for the year ended December 31, 2014. These estimates are subject to the completion of FSIC III’s financial closing procedures and are not a comprehensive statement of FSIC III’s financial results for the year ended December 31, 2014. FSIC III’s actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, final adjustments and other developments arising between now and the time that FSIC III’s financial results for the year ended December 31, 2014 are finalized.

FSIC III’s net asset value per share as of December 31, 2014 is estimated to be between $8.61 and $8.65.

FSIC III’s net investment income per share for the year ended December 31, 2014 is estimated to be between $0.61 and $0.66.

As of December 31, 2014, FSIC III had approximately $112 million of aggregate debt outstanding.

FSIC III paid regular cash distributions to stockholders totaling approximately $0.52 per share during the year ended December 31, 2014.

Details of Annual Stockholder Conference Call

FSIC III will host a conference call to discuss its final operating results for the quarter and fiscal year ended December 31, 2014 on Thursday, March 19, 2015 at 4:00 p.m. Eastern Time. Prior to the call, FSIC III will report its financial highlights for the quarter and year ended December 31, 2014.

In order to participate, interested parties should dial 1 (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38913498 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSIC III’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC III focuses primarily on investing in the debt securities of private U.S. companies, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $72.9 billion in assets under management as of December 31, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. Franklin Square managed approximately $13.6 billion in assets as of September 30, 2014. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements and Important Disclosures

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC. FSIC III undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The preliminary financial data included herein have been prepared by, and is the responsibility of, management of FSIC III. FSIC III’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, FSIC III’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in any of the funds sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

FSIC III’s previous distributions to stockholders were funded in significant part by the reimbursement of certain expenses, including through the waiver of certain investment advisory fees, that are subject to repayment to its affiliate, Franklin Square, and its future distributions may be funded from such waivers and reimbursements. Significant portions of these distributions were not based on FSIC III’s investment performance and such waivers and reimbursements by Franklin Square may not continue in the future. The payment of future distributions on FSIC III’s shares of common stock is subject to the sole discretion of FSIC III’s board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.